Exhibit 99.1

REALOGY REPORTS FINANCIAL RESULTS
FOR FIRST QUARTER 2013
Transaction Volume Growth Of 14% Drives Revenue Increase Year Over Year;
Strong Housing Demand Supports Average Homesale Price Growth
MADISON, N.J., May 1, 2013 - Realogy Holdings Corp. (NYSE: RLGY), a global leader in residential real estate franchising and provider of real estate brokerage, relocation, and title and settlement services, today reported financial results for the first quarter ended March 31, 2013, including the following:

•	Realogy's net revenue for first quarter 2013 was $957 million, a 9% increase compared to the same period in 2012.

•
The Company's Adjusted EBITDA[1] was $71 million in the first quarter, which was an increase of 34% year-over-year. The increase was primarily due to a 14% year-over-year increase in sales volume (homesale transaction sides times average sale price) at the franchised and company-owned real estate services segments combined.

•
Net loss attributable to the Company in the first quarter was $75 million, which was after $89 million of interest expense, $42 million of depreciation and amortization and $3 million of debt extinguishment charges.

The Company's combined transaction volume was up 14% for the first quarter of 2013. RFG, our franchise segment, and NRT, the operator of our company-owned brokerage offices, reported closed homesale side increases of 6% and 5%, respectively. Average homesale price increased 9% at RFG and NRT's average homesale price, which is generally twice the national average, increased 6% compared with the first quarter of 2012.
"Our transaction volume, which was at the top end of the range of the guidance we provided in February, and our first quarter performance, continue to support our firm belief in the strength of the housing recovery," said Richard A. Smith, Realogy's chairman, chief executive officer and president. "The first quarter results were particularly encouraging given the seasonally lower transaction volume typically seen in the first quarter of any year."
In our relocation business, Cartus experienced a 10% increase in broker referrals and a 4% year-over-year decrease in initiations compared with 2012. In our title and settlement services segment, Title Resource Group (TRG) experienced a 5% increase in purchase title and closing units compared to the first quarter of 2012 and an 11% increase in refinance title and closing units.
"We expect continued growth in transaction volume, with 14% to 17% increases in the second quarter," said Tony Hull, Realogy's executive vice president, chief financial officer and treasurer. "On a combined basis, RFG and NRT transaction sides are anticipated to increase 7% to 9% and average sale price is expected to increase 7% to 8% year-over-year in the second quarter."

1 See Tables 6c and 8 for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA for the three months ended March 31, 2013 and 2012.

Realogy Reports Financial Results for First Quarter 2013                        2

Business Highlights

•	RFG generated new franchise sales totaling $68 million in gross commission income, which was an increase of 42% from first quarter 2012.

•
Earlier today, NRT was ranked as the No. 1 residential real estate brokerage firm in the nation by REAL Trends for the 16th consecutive year, ranking highest by sales volume and closed transaction sides. NRT's 2012 sales volume of $128.7 billion (pro forma for acquisitions) is three times higher than the next largest brokerage.

•	In late March and early April, NRT completed three accretive tuck-in acquisitions in Florida. These acquisitions enabled NRT to expand its footprint into two new markets.

•
During the first quarter of 2013, Cartus signed 32 new corporate clients and expanded the scope of services provided for over 80 existing clients, the impact of which is expected to benefit future quarters.

•
TRG's title and settlement capture rates on NRT homesales improved to 41% in the first quarter, up from 39% in the first quarter of 2012. TRG's underwriter reported a 22% increase in first quarter net premiums year over year, and its underwriting claims experience for the quarter was less than 1%, which continues to substantially outperform the industry average loss ratio.

Balance Sheet Information as of March 31, 2013
The Company ended the quarter with a cash balance of $366 million, and $135 million of outstanding borrowings on its revolving credit facility under its senior secured credit agreement.
"Since the end of the first quarter, we have redeemed approximately $330 million of senior subordinated notes and senior notes funded mostly from our remaining IPO proceeds," said Hull. "We also will redeem all $492 million of our 11.50% Senior Notes in May 2013 using the net proceeds from our recently completed $500 million offering of 3.375% senior unsecured notes due 2016 and short-term borrowings under our revolver. After giving effect to this transaction as well as the refinancing of our senior secured credit facility in March 2013, we expect cash interest expense for 2013 to be approximately $300 million – down from the previous guidance of $315 million to $320 million."
A consolidated balance sheet is included as Table 2 of this press release.
As of March 31, 2013, the senior secured leverage ratio (SSLR) under the Realogy Group LLC senior secured credit agreement was 3.38 to 1, well below the 4.75 to 1 maximum ratio required to be in compliance under the agreement. (See Tables 6a, 6b, and 6c for a reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure, net loss attributable to the Company.)
Investor Conference Call
Today, May 1 at 5:00 p.m. (EDT), Realogy will hold a conference call via webcast to review its first quarter results. The call will be hosted by Richard A. Smith, chairman, chief executive officer and president, and Anthony E. Hull, executive vice president, chief financial officer and treasurer, and will conclude with an investor Q&A period with management.
Investors may access the conference call live via webcast at www.realogy.com under "Investors" or by dialing (888) 895-2010 (toll free); international participants should dial (706) 679-2250. Please dial in at least 5 to 10 minutes prior to start time. A webcast replay also will be available from May 1 through May 15.
About Realogy Holdings Corp.
Realogy Holdings Corp. (NYSE: RLGY) is a global leader in real estate franchising with company-owned real estate brokerage operations doing business under its franchise systems as well as relocation and title services. Realogy's brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby's International Realty®, NRT

Realogy Reports Financial Results for First Quarter 2013                        3

LLC, Cartus and Title Resource Group. Collectively, Realogy's franchise system members operate approximately 13,600 offices with 239,000 independent sales associates doing business in 102 countries around the world. Realogy is headquartered in Madison, N.J.
Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Holdings Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: adverse developments or the absence of sustained improvement in general business, economic and political conditions; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in the number of home sales and/or stagnant or declining home prices, low levels of consumer confidence, the impact of slow economic growth or future recessions and related high levels of unemployment in the U.S. and abroad, continued low inventory levels, renewed high levels of foreclosures, seasonal fluctuations in the residential real estate brokerage business, and increasing mortgage rates and down payment requirements and/or constraints on the availability of mortgage financing; the Company's geographic and high-end market concentration, particularly with respect to its Company-owned brokerage operations; the Company's failure to enter into or renew franchise agreements or maintain its brands; risks relating to our substantial amount of outstanding debt and interest obligations; variable rate indebtedness which subjects the Company to interest rate risk; the Company's inability to access capital; any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets and/or the Internal Revenue Code; the Company's inability to realize benefits from future acquisitions; the Company's inability to sustain improvements in its operating efficiency; and the final resolution or outcomes with respect to Cendant's remaining contingent liabilities.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K for the year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and in our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contacts:	Media Contact:
Alicia Swift	Mark Panus
(973) 407-4669	(973) 407-7215
alicia.swift@realogy.com	mark.panus@realogy.com

Jennifer Pepper
(973) 407-7487
jennifer.pepper@realogy.com

Realogy Reports Financial Results for First Quarter 2013                        4

Table 1

REALOGY HOLDINGS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended
	March 31,
	2013	2012
Revenues
Gross commission income	$676	$606
Service revenue	183	172
Franchise fees	57	54
Other	41	43
Net revenues	957	875
Expenses
Commission and other agent-related costs	454	402
Operating	327	318
Marketing	50	51
General and administrative	67	77
Former parent legacy costs (benefit), net	1	(3)
Restructuring costs	—	3
Depreciation and amortization	42	45
Interest expense, net	89	170
Loss on the early extinguishment of debt	3	6
Other (income)/expense, net	—	1
Total expenses	1,033	1,070
Loss before income taxes, equity in earnings and noncontrolling interests	(76)	(195)
Income tax expense	7	7
Equity in earnings of unconsolidated entities	(9)	(10)
Net loss	(74)	(192)
Less: Net income attributable to noncontrolling interests	(1)	—
Net loss attributable to Realogy Holdings and Realogy Group	$(75)	$(192)

Earnings (loss) per share attributable to Realogy Holdings:
Basic loss per share:	$(0.52)	$(23.95)
Diluted loss per share:	$(0.52)	$(23.95)
Weighted average common and common equivalent shares of Realogy Holdings outstanding:
Basic:	145.1	8.0
Diluted:	145.1	8.0

Realogy Reports Financial Results for First Quarter 2013                        5

Table 2

REALOGY HOLDINGS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)

	March 31, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$366	$376
Trade receivables (net of allowance for doubtful accounts of $50 and $51)	118	122
Relocation receivables	321	324
Relocation properties held for sale	5	9
Deferred income taxes	53	54
Other current assets	99	93
Total current assets	962	978
Property and equipment, net	190	188
Goodwill	3,306	3,304
Trademarks	732	732
Franchise agreements, net	1,613	1,629
Other intangibles, net	390	399
Other non-current assets	222	215
Total assets	$7,415	$7,445

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$147	$148
Securitization obligations	239	261
Due to former parent	70	69
Revolving credit facilities and current portion of long-term debt	154	110
Accrued expenses and other current liabilities	381	427
Total current liabilities	991	1,015
Long-term debt	4,317	4,256
Deferred income taxes	448	444
Other non-current liabilities	216	211
Total liabilities	5,972	5,926
Commitments and contingencies
Equity:
Realogy Holdings preferred stock: $.01 par value; 50,000,000 shares authorized, none issued and outstanding at March 31, 2013 and December 31, 2012.	—	—
Realogy Holdings common stock: $.01 par value; 400,000,000 shares authorized, 145,370,433 shares outstanding at March 31, 2013 and 145,369,453 shares outstanding at December 31, 2012.	1	1
Additional paid-in capital	5,594	5,591
Accumulated deficit	(4,120)	(4,045)
Accumulated other comprehensive loss	(34)	(31)
Total stockholders' equity	1,441	1,516
Noncontrolling interests	2	3
Total equity	1,443	1,519
Total liabilities and equity	$7,415	$7,445

Realogy Reports Financial Results for First Quarter 2013                        6

Table 3

REALOGY HOLDINGS CORP.
2013 vs. 2012 KEY DRIVERS

	Three Months Ended March 31,
	2013	2012	% Change
Real Estate Franchise Services (a)
Closed homesale sides (b)	209,779	197,458	6%
Average homesale price	$210,919	$194,071	9%
Average homesale broker commission rate	2.56%	2.56%	—
Net effective royalty rate	4.57%	4.75%	(18) bps
Royalty per side	$258	$248	4%
Company Owned Real Estate Brokerage Services
Closed homesale sides (b)	58,060	55,273	5%
Average homesale price	$427,812	$403,115	6%
Average homesale broker commission rate	2.52%	2.51%	1 bps
Gross commission income per side	$11,630	$10,959	6%
Relocation Services
Initiations	35,951	37,470	(4%)
Referrals	15,677	14,266	10%
Title and Settlement Services
Purchase title and closing units	21,506	20,565	5%
Refinance title and closing units	24,500	22,016	11%
Average price per closing unit	$1,322	$1,237	7%
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

(b)
Assuming all else remains equal, the gain or loss of one business day in the quarter can increase or reduce homesale sides by approximately 2 percentage points at both RFG and NRT. The first quarter of 2013 contained one less business day than the first quarter of 2012.

Realogy Reports Financial Results for First Quarter 2013                        7

Table 4

REALOGY HOLDINGS CORP.
2012 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2012
Real Estate Franchise Services (a)
Closed homesale sides	197,458	273,771	265,828	251,567	988,624
Average homesale price	$194,071	$214,547	$218,866	$222,234	$213,575
Average homesale broker commission rate	2.56%	2.55%	2.53%	2.53%	2.54%
Net effective royalty rate	4.75%	4.64%	4.65%	4.53%	4.63%
Royalty per side	$248	$263	$268	$265	$262
Company Owned Real Estate Brokerage Services
Closed homesale sides	55,273	82,768	79,383	71,985	289,409
Average homesale price	$403,115	$446,732	$442,212	$476,789	$444,638
Average homesale broker commission rate	2.51%	2.49%	2.50%	2.48%	2.49%
Gross commission income per side	$10,959	$11,856	$11,786	$12,501	$11,826
Relocation Services
Initiations	37,470	48,698	38,696	33,298	158,162
Referrals	14,266	22,039	24,082	18,940	79,327
Title and Settlement Services
Purchase title and closing units	20,565	29,973	28,927	25,691	105,156
Refinance title and closing units	22,016	17,766	24,168	25,270	89,220
Average price per closing unit	$1,237	$1,450	$1,378	$1,366	$1,362
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Financial Results for First Quarter 2013                        8

Table 5a
REALOGY HOLDINGS CORP.
SELECTED 2013 FINANCIAL DATA
(In millions)

For the Three Months Ended
March 31,
Revenue (a)	2013
Real Estate Franchise Services	$135
Company Owned Real Estate Brokerage Services	686
Relocation Services	87
Title and Settlement Services	100
Corporate and Other	(51)
Total Company	$957

EBITDA (b) (c)
Real Estate Franchise Services	$72
Company Owned Real Estate Brokerage Services	(8)
Relocation Services	10
Title and Settlement Services	4
Corporate and Other	(15)
Total Company	$63
Less:
Depreciation and amortization	42
Interest expense, net	89
Income tax expense	7
Net loss attributable to Realogy Holdings	$(75)
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $51 million for the three months ended March 31, 2013. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $8 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2013. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)	Includes $3 million related to loss on the early extinguishment of debt and $1 million of former parent legacy costs for the three months ended March 31, 2013, all recorded at Corporate.

(c)
The three months ended March 31, 2013 reflects $13 million of employee-related costs due to the 2013 bonus plan. The three months ended March 31, 2012 reflected $11 million of expense being recognized for the two year retention plan that was implemented in November 2010 and $13 million of expense related to the 2012 bonus plan. The retention plan was put in place to retain key employees during a period when there was not an annual bonus plan. As a result, there is $11 million of lower employee related costs in the first quarter of 2013 compared to the first quarter of 2012.

Realogy Reports Financial Results for First Quarter 2013                        9

Table 5b
REALOGY HOLDINGS CORP.
SELECTED 2012 FINANCIAL DATA
(In millions)

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
Revenue (a)	2012	2012	2012	2012	2012
Real Estate Franchise Services	$129	$170	$161	$144	$604
Company Owned Real Estate Brokerage Services	617	994	948	910	3,469
Relocation Services	88	109	124	102	423
Title and Settlement Services	88	106	114	113	421
Corporate and Other	(47)	(70)	(66)	(62)	(245)
Total Company	$875	$1,309	$1,281	$1,207	$4,672

EBITDA (b) (c)
Real Estate Franchise Services	$61	$99	$107	$97	$364
Company Owned Real Estate Brokerage Services	(17)	78	67	37	165
Relocation Services	4	30	45	24	103
Title and Settlement Services	2	14	12	10	38
Corporate and Other	(20)	(18)	(18)	(417)	(473)
Total Company	$30	$203	$213	$(249)	$197
Less:
Depreciation and amortization	45	44	42	42	173
Interest expense, net	170	176	187	(5)	528
Income tax expense	7	8	18	6	39
Net loss attributable to Realogy	$(192)	$(25)	$(34)	$(292)	$(543)
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $47 million, $70 million, $66 million and $62 million for the three months ended March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $7 million, $11 million, $12 million and $9 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)
Includes $3 million of restructuring costs and $6 million related to loss on the early extinguishment of debt, partially offset by $3 million of former parent legacy benefits for the three months ended March 31, 2012. Includes $2 million of restructuring costs for the three months ended June 30, 2012. Includes $2 million of restructuring costs, partially offset by $1 million of former parent legacy benefits for the three months ended September 30, 2012. Includes $361 million of IPO related costs (of which $256 million was non-cash and related to the issuance of additional shares and $105 million was a cash fee payment), $39 million expense for the Apollo management fee termination agreement, $18 million loss on the early extinguishment of debt and $5 million of restructuring costs, partially offset by a net benefit of $4 million of former parent legacy items for the three months ended December 31, 2012. The amounts broken down by business units as follows:

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2012	2012	2012	2012	2012
Company Owned Real Estate Brokerage Services	1	2	2	2	7
Relocation Services	1	—	—	2	3
Title and Settlement Services	1	—	—	1	2
Corporate and Other	3	—	(1)	414	416
Total Company	6	2	1	419	428

(c)
The three months ended March 31, 2012 reflects the incremental employee-related costs that were primarily due to $10 million of expense for the 2012 bonus plan, which is in addition to $11 million of expense being recognized for the retention plan that was implemented in November 2010, whereas in the first quarter of 2011 only $11 million of expense was recognized for the retention plan. The retention plan was put in place to retain key employees during a period when there was not an annual bonus plan.

The three months ended June 30, 2012 reflects the incremental employee-related costs that were primarily due to $16 million of expense for the 2012 bonus plan, which is in addition to $10 million of expense being recognized for the November 2010 retention plan, whereas in the second

Realogy Reports Financial Results for First Quarter 2013                        10

quarter of 2011 only $10 million of expense was recognized for the retention plan. As a result, there is $16 million of incremental employee related costs in the second quarter of 2012 compared to the second quarter of 2011.
The three months ended September 30, 2012 reflects the incremental employee-related costs that were primarily due to $18 million of expense for the 2012 bonus plan, which is in addition to $6 million of expense being recognized for the November 2010 retention plan, whereas in the third quarter of 2011 only $9 million of expense was recognized for the retention plan. As a result, there is $15 million of incremental employee related costs in the third quarter of 2012 compared to the third quarter of 2011.
The three months ended December 31, 2012 reflects the incremental employee-related costs that were primarily due to $18 million of expense for the 2012 bonus plan, whereas in the fourth quarter of 2011 only $10 million of expense was recognized for the retention plan. As a result, there is $8 million of incremental employee related costs in the fourth quarter of 2012 compared to the fourth quarter of 2011.

Realogy Reports Financial Results for First Quarter 2013                        11

Table 6a
REALOGY HOLDINGS CORP.
2013 EBITDA AND ADJUSTED EBITDA
(In millions)
A reconciliation of net loss attributable to Realogy to EBITDA and Adjusted EBITDA for the twelve months ended March 31, 2013 is set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended	Three Months Ended	Nine Months Ended	Three Months Ended	Twelve Months Ended
	December 31, 2012	March 31, 2012	December 31, 2012	March 31, 2013	March 31, 2013
Net loss attributable to Realogy (a)	$(543)	$(192)	$(351)	$(75)	$(426)
Income tax expense	39	7	32	7	39
Income before income taxes	(504)	(185)	(319)	(68)	(387)
Interest expense, net	528	170	358	89	447
Depreciation and amortization	173	45	128	42	170
EBITDA (b)	197	30	167	63	230
Restructuring costs and former parent legacy costs (benefit), net (c)					5
IPO related costs for the Convertible Notes					361
Loss on the early extinguishment of debt					21
Pro forma cost savings for 2012 restructuring initiatives (d)					4
Pro forma effect of business optimization initiatives (e)					30
Non-cash charges (f)					(5)
Non-recurring fair value adjustments for purchase accounting (g)					2
Pro forma effect of acquisitions and new franchisees (h)					6
Apollo management fees (i)					35
Incremental securitization interest costs (j)					6
Adjusted EBITDA					$695
Total senior secured net debt (k)					$2,348
Senior secured leverage ratio					3.38	x
_______________

(a)
Net loss attributable to Realogy consists of: (i) a loss of $25 million for the second quarter of 2012, (ii) a loss of $34 million for the third quarter of 2012, (iii) a loss of $292 million for the fourth quarter of 2012 and (iv) a loss of $75 million for the first quarter of 2013.

(b)
EBITDA consists of: (i) $203 million for the second quarter of 2012, (ii) $213 million for the third quarter of 2012, (iii) negative $249 million for the fourth quarter 2012 and (iv) $63 million for the first quarter of 2013.

(c)	Consists of $9 million of restructuring costs partially offset by a net benefit of $4 million for former parent legacy items.

(d)
Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2012. From this restructuring, we expect to reduce our operating costs by approximately $10 million on a twelve-month run-rate basis and estimate that $6 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from April 1, 2012 through the time they were put in place had those actions been effected on April 1, 2012.

(e)
Represents the twelve-month pro forma effect of business optimization initiatives including $3 million related to our Relocation Services integration costs, $4 million related to vendor renegotiations, $8 million related to business cost cutting initiatives and $15 million for employee retention accruals. The employee retention accruals reflect the two year employee retention plan that was implemented in November 2010 in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.

(f)
Represents the elimination of non-cash expenses, including $7 million of stock-based compensation expense less $11 million for the change in the allowance for doubtful accounts and notes reserves and $1 million of other items from April 1, 2012 through March 31, 2013.

(g)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.

(h)
Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on April 1, 2012. Franchisee sales activity is comprised of new franchise agreements as well as growth acquired by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have

Realogy Reports Financial Results for First Quarter 2013                        12

generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of April 1, 2012.

(i)	Represents the elimination of the expense recognized for the termination of the Apollo management fee agreement for the twelve months ended March 31, 2013.

(j)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended March 31, 2013.

(k)
Represents total borrowings under the senior secured credit facility which are secured by a first priority lien on our assets of $2,648 million plus $16 million of capital lease obligations less $316 million of readily available cash as of March 31, 2013. Pursuant to the terms of our senior secured credit facility, total senior secured net debt does not include the First and a Half Lien Notes, other indebtedness secured by a lien on our assets that is pari passu or junior in priority to the First and a Half Lien Notes, including our securitization obligations and the Unsecured Notes.

Realogy Reports Financial Results for First Quarter 2013                        13

Table 6b
REALOGY HOLDINGS CORP.
2012 EBITDA AND ADJUSTED EBITDA
(In millions)
A reconciliation of net loss attributable to Realogy to EBITDA and Adjusted EBITDA for the year ended December 31, 2012 is set forth in the following table:

	For the Year Ended December 31, 2012
Net loss attributable to Realogy	$(543)
Income tax expense	39
Income before income taxes	(504)
Interest expense, net	528
Depreciation and amortization	173
EBITDA	197
Covenant calculation adjustments:
Restructuring costs and former parent legacy costs (benefit), net (a)	4
IPO related costs for the Convertible Notes	361
Loss on the early extinguishment of debt	24
Pro forma cost savings for 2012 restructuring initiatives (b)	7
Pro forma effect of business optimization initiatives (c)	31
Non-cash charges (d)	(3)
Non-recurring fair value adjustments for purchase accounting (e)	3
Pro forma effect of acquisitions and new franchisees (f)	5
Apollo management fees (g)	39
Incremental securitization interest costs (h)	6
Adjusted EBITDA	$674
Total senior secured net debt (i)	$2,224
Senior secured leverage ratio	3.30	x
_______________

(a)	Consists of $12 million of restructuring costs offset by a benefit of $8 million of former parent legacy items.

(b)
Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during 2012. From this restructuring, we expect to reduce our operating costs by approximately $14 million on a twelve-month run-rate basis and estimate that $7 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from January 1, 2012 through the time they were put in place, had those actions been effected on January 1, 2012.

(c)
Represents the twelve-month pro forma effect of business optimization initiatives including $3 million related to our Relocation Services integration costs, $3 million related to vendor renegotiations, $26 million for employee retention accruals and $2 million of other items less a $3 million adjustment for the at risk homesale reserves. The employee retention accruals reflect the two year employee retention plan that was implemented in November 2010 in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.

(d)
Represents the elimination of non-cash expenses, including $5 million of stock-based compensation expense and $2 million of other items less $10 million for the change in the allowance for doubtful accounts and notes reserves from January 1, 2012 through December 31, 2012.

(e)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.

(f)
Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on January 1, 2012. Franchisee sales activity is comprised of new franchise agreements as well as growth acquired by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of January 1, 2012.

(g)	Represents the elimination of the expense recognized for the termination of the Apollo management fee agreement for the twelve months ended December 31, 2012.

Realogy Reports Financial Results for First Quarter 2013                        14

(h)	Reflects the incremental borrowing costs incurred as a result of the 2011 securitization facilities refinancing for the twelve months ended December 31, 2012.

(i)
Represents total borrowings under the senior secured credit facility which are secured by a first priority lien on our assets of $2,525 million plus $12 million of capital lease obligations less $313 million of readily available cash as of December 31, 2012. Pursuant to the terms of the senior secured credit facility, senior secured net debt does not include First and a Half Lien Notes and other indebtedness that is secured by a lien that is pari passu or junior to the First and a Half Lien Notes or securitization obligations.

Realogy Reports Financial Results for First Quarter 2013                        15

Table 6c
REALOGY HOLDINGS CORP.
EBITDA AND ADJUSTED EBITDA
THREE MONTHS ENDED MARCH 31
(In millions)
Set forth in the table below is a reconciliation of net loss attributable to Realogy Holdings Corp. to Adjusted EBITDA for the three-month periods ended March 31, 2013 and 2012:

	Three Months Ended
	March 31, 2013	March 31, 2012
Net loss attributable to Realogy	$(75)	$(192)
Income tax expense	7	7
Income before income taxes	(68)	(185)
Interest expense, net	89	170
Depreciation and amortization	42	45
EBITDA	63	30
Restructuring costs, merger costs and former parent legacy costs (benefit), net	1	—
Loss on the early extinguishment of debt	3	6
Pro forma effect of business optimization initiatives	4	9
Non-cash charges	(2)	—
Non-recurring fair value adjustments for purchase accounting	—	1
Pro forma effect of acquisitions and new franchisees	1	1
Apollo management fees	—	4
Incremental securitization interest costs	1	2
Adjusted EBITDA	$71	$53

Realogy Reports Financial Results for First Quarter 2013                        16

Table 7
REALOGY HOLDINGS CORP.
FREE CASH FLOW

A reconciliation of net loss attributable to Realogy to free cash flow for the three months ended March 31, 2013 is set forth in the following table:

	For the three months ended
	March 31, 2013
	($ in millions)	($ per share)
Net loss attributable to Realogy / Basic earnings per share	$(75)	$(0.52)
Income tax expense, net of payments	4	0.03
Interest expense, net	89	0.61
Cash interest payments	(92)	(0.63)
Depreciation and amortization	42	0.29
Capital expenditures	(12)	(0.08)
Restructuring costs and legacy, net of payments	(2)	(0.02)
Final cash payment related to Apollo management fee termination	(15)	(0.10)
Loss on the early extinguishment of debt	3	0.02
Working capital adjustments	(2)	(0.01)
Relocation assets, net of securitization	(16)	(0.11)
Free Cash Flow / Cash Earnings Per Share	$(76)	$(0.52)

Basic weighted average number of common shares outstanding (in millions)		145.1

Realogy Reports Financial Results for First Quarter 2013                        17

Table 8

Non-GAAP Definitions
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for relocation receivables and securitization obligations) and income taxes. Adjusted EBITDA calculated for a twelve-month period is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the senior secured credit facility. Adjusted EBITDA calculated for a twelve-month period corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio. Adjusted EBITDA includes adjustments to EBITDA for merger costs, restructuring costs, former parent legacy cost (benefit) items, net, gain (loss) on the early extinguishment of debt, pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the twelve-month period.
We present EBITDA and Adjusted EBITDA because we believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. Our management, including our chief operating decision maker, uses EBITDA as a factor in evaluating the performance of our business. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider EBITDA or Adjusted EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash requirement for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.
In addition to the limitations described above, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full year effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.
Free Cash Flow is defined as net loss attributable to Realogy before income tax expense, net of payments, interest expense, net, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefit), net of payments, IPO related costs, cash payment related to Convertible Notes, cash payment related to Apollo management fee termination, loss on the early extinguishment of debt, working capital adjustments and relocation receivables and properties, net of change in securitization obligations. Cash Earnings Per Share is defined as Free Cash Flow divided by the weighted average basic shares outstanding. We use Free Cash Flow and Cash Earnings Per Share in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow and Cash Earnings Per Share are not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Free Cash Flow and Cash Earnings Per Share may differ from similarly titled measures presented by other companies.